SHAREHOLDERS' MEETING

SPECIAL SHAREHOLDERS' MEETING

On December 17, 1998, a special shareholders' meeting was held and adjourned to January 15, 1999. Kemper U.S. Growth And Income Fund shareholders were asked to vote on two separate issues: approval of the new Investment Management Agreement between the fund and Scudder Kemper Investments, Inc., and to modify or eliminate certain policies and to eliminate the shareholder approval requirements as to certain other matters. The following are the results.

1) Approval of the new Investment Management Agreement between the fund and Scudder Kemper Investments, Inc. This item was approved.

         For     Against   Abstain
      1,258,596   18,339    41,198

2) To modify or eliminate certain policies and to eliminate the shareholder approval requirements as to certain other matters. These items were approved.

   Diversification

         For     Against   Abstain
      956,279     27,888    93,059

   Senior securities

         For     Against   Abstain
      956,279     27,888    93,059

   Concentration

         For     Against   Abstain
      955,965     28,203    93,059

   Underwriting of securities

         For     Against   Abstain
      956,279     27,888    93,059

   Investment in real estate

         For     Against   Abstain
      955,965     28,203    93,059

   Lending

         For     Against   Abstain
      956,279     27,888    93,059



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